Exhibit 99.2
Moderator: George Kallop
November 6, 2007
9:00 a.m. ET
OPERATOR: I would like to welcome everyone to the NYMAGIC Third Quarter Results 2007 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, please press star then the number two.
Any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2007 and beyond are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2007 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made. Thank you.
George Kallop, President and CEO, sir you may begin.

GEORGE KALLOP: Thank you. Good morning everyone. I have with me on the call this morning, George Trumbull, our Chairman; William “Skip” Shaw our Vice Chairman; Tom Iacopelli, our Chief Financial Officer; Paul Hart, our General Counsel and Mark Blackman, our Chief Underwriting Officer.
This morning, I’d like to make some brief comments on third quarter results, then I will ask Skip Shaw to provide some additional details on our investment portfolio. Afterwards, we will be happy to answer any questions you may have.
In summary, the company had a good third quarter and has had a very good first nine months of 2007. During the third quarter, our insurance business continued to do very well, even though we faced softer rates and increased competition in many of our lines of business.
On the investment side, we came through the recent turmoil in the financial markets, very well indeed. We achieved a modest net profit on our investments and while we recorded a small reduction in the carrying value of some commercial loans and mortgage securities, our investment portfolio, including these assets, is in excellent shape.
Net earnings for the third quarter of 2007 totaled $3.8 million or 41 cents per diluted share. As compared with $8.6 million or 93 cents per diluted share for the third quarter of 2006. This significant decline is attributable to reduced investment income in the third quarter of 2007. For the nine months ended September 30, net earnings totaled $21.6 million or $2.35 per diluted share as compared with $22.4 million or $2.45 per diluted share for the first nine months of 2006. This decline is also attributable to reduced investment income during the third quarter, but it is much more modest in size, given very favorable results that were achieved earlier in the year.
The company’s combined ratio for the third quarter of 2007, was 93.4% compared with 97.7% for the third quarter of 2006. The company’s combined ratio for the first nine months of 2007 was 95.5% compared with 96.9% for the first nine months of 2006.

Gross premiums written during the third quarter of 2007, totaled $52.2 million compared with $49.8 million during the third quarter of 2006. This was an increase of 5%. This growth was primarily attributable to increases in the excess workers’ compensation and professional liability segments. Gross premiums written during the first nine months of 2007, totaled $178.3 million compared with $184.8 million during the first nine months of 2006. This decline was primarily attributable to reduced aggregate excess workers’ compensation premiums written during the period. During 2006, excess workers’ compensation premiums were heavily weighted towards the first and second quarters of the year. By contrast, the company has continued to write a significant amount of excess workers’ compensation premium during the second half of 2007.
Net premiums written during the third quarter of 2007, totaled $38.5 million compared with $34.1 million during the third quarter 2006. This was an increase of 13%. Net premiums written during the first nine months of 2007, totaled $131.8 million compared to $116.1 million for the first nine months of 2006 and this was an increase of 14%.
Net premiums earned for the third quarter of 2007, totaled $44.5 million compared with $35.1 million for the third quarter of 2006. This was an increase of 27%. Net premiums earned for the first nine months of 2007, totaled $120.8 million compared with $111.6 million for 2006. This was an increase of 8% year-to-date.
Both net premiums written and net premiums earned, benefited from substantially higher retentions in the excess workers’ compensation segment, as well as the growth of our professional liability book.
As I mentioned on our last call, we see rates as flat to softening in many segments, but I think we are well positioned to deal with this market reality. Within ocean marine, rates have tended to hold up best on marine liabilities, one of our most profitable lines that is characterized by policy terms and conditions that are often complicated and customized to suit the needs of our insurers. Within our other lines, our focus on smaller, niche books of business, also helps us in our efforts to maintain rates.

As the year has continued to develop, conditions in our insurance business have become more challenging, but we have achieved notable success. During the third quarter, we achieved increases in gross premiums written, net premiums written and net premiums earned. At the same time, our loss ratios are excellent. For the third quarter, our loss ratio stood at 53.4% and for the nine months ended September 30, our loss ratio was 53%.
The company, historically, has established adequate reserves for losses and the result has been favorable net loss development over the past several years. During 2007 in particular, we benefited from favorable net loss development due in large part to the successful novation of several excess workers’ compensation policies and continued favorable loss trends in the ocean marine line. Our investment in highly experienced underwriters, under the leadership of Mark Blackman, our Chief Underwriting Officer, has paid off over the years with very favorable loss experience. We are very pleased with our results in the insurance segment thus far this year.
On the investment side, it is no secret that the last three or four months have been a period of remarkable turmoil in the financial markets. This has resulted in the revaluation of many mortgage and other debt-related securities and the hedge funds that invest in them. Major companies have reported huge losses as a result. By contrast, I am pleased to say that we have come through this period with flying colors.
Net investment income totaled $4.5 million for the third quarter of 2007 compared with $13.3 million during the third quarter of 2006. While this was a big drop from last year, we remained profitable and avoided major losses. During the third quarter, we recorded a $2.2 million unrealized after-tax loss on our $171 million of super-senior mortgage securities to reflect current market values, but we believe that this value will be restored once markets have stabilized. These securities are all still rated AAA and they are secured by Alt-A mortgages.
Our year-to-date results paint a brighter picture still. Net investment income for the nine months ended September 30, 2007, totaled $32.1 million compared with $34.8 million for the same period of 2006. While this was a small reduction from last year, it still represents an annualized net yield of more than six percent year-to-date.

By many measures, we have weathered the recent financial storms with great success and we are positioned to capitalize on opportunities if they arise in coming months. From a cash flow perspective, the company ended the third quarter of 2007 with $687.7 million in cash, investments and net receivable for securities sold. Of this amount, over $100 million is positioned at the holding company level, and it is available for investment in many types of securities and ventures. We continue to explore new investment and acquisition opportunities to fuel future growth.
At September 30, 2007, our investment portfolio included cash, short-term investments and net receivable for securities sold of $235.3 million, fixed maturities of $245.9 million, and limited partnership hedge funds of $206.5 million. Overall, our investment portfolio is highly liquid and the company is in a strong financial condition.
I would now like to ask Skip Shaw, our Vice Chairman, to provide you with some additional details on our investment portfolio and then we will be happy to answer any questions you may have. Skip.
WILLIAM SHAW: Thank you, George. What I’d like to do is briefly describe the components of the portfolio, comment a little bit on each, and then respond to any questions.
First and most important, the largest component of the $688 million portfolio is $235 million in cash, which is about the same level of cash/liquidity that we’ve been running for the last six to nine months. So to reinforce what George said, we have a lot of fire power in our ability to take advantage of investment opportunities as they unfold over the intermediate and longer term.
Secondly and probably of most interest is our position in mortgage backed securities. As George mentioned, at the end of September, we had $171 million. These are so-called super senior participations and mortgage pools. The collateral in the pools are outpay mortgages. They’re option ARMs, with monthly adjustable rates. The average FICO score is 700, average LTV at origination is between 77 and 80 percent, and the average loan balance at origination is

$400,000. Most importantly, the securities that we own have subordination on average of about 45%. In layman’s terms, what this means is that 45% of the loans would have to default, with zero recovery. In other words, you couldn’t sell one of those houses for a dollar before the credit of our securities would be impaired.
So we are highly confident in their credit quality. In fact, the balance as of the end of October was down to $145 million, because we got a very strong bid for one piece, a point higher than where it was marked at the end of September. But, nonetheless these securities yield well over six percent. There are no credit quality issues and they are a part of the portfolio that we feel very comfortable with.
Just as a point of reference, at the end of September, the entire basket was marked down, as George indicated, about $2 million below cost. At the end of October, we got updated marks for the purposes of this call and even though there was considerable further disruption in the mortgage market in October, the marks on our mortgage portfolio were only 18 cents lower.
I should also stress that we don’t mark these; “we” being either NYMAGIC or Mariner. We get at least two independent third-party marks, and at quarter-end, we get three independent marks. The marks we got at the end of October were from two very large well known financial institutions.
The next component of the portfolio is municipal bonds. We own $28 million. They’re all investment grade. The next component of the portfolio is $31 million in loans that as most of you know, we carry from time to time to be repackaged in collateralized loan obligations by the Tricadia team.
At the end of September, as I mentioned, we had $31 million. The loans were marked again by independent third parties, in the mid-nineties. As of the end of October, that loan balance was down to $16 million. All the loans that were sold were sold at par with the exception of four, which were sold at 99 or higher.

The next component of the portfolio is $8 million in corporate bonds. Four-odd million are below investment grade, four million are above investment grade. The average duration of the corporate bond portfolio is 1.43, and our intention there, as it has been in the past, is just to allow them to mature.
The next and second largest component of the portfolio is the hedge fund basket. As George mentioned, over the nine months, the hedge fund basket earned $14.7 million and despite the financial upheaval, that was still over $5 million better than the hedge fund basket earned in the same period last year. The hedge fund basket is positive by 7.35 % this year, which is just under a 10% annualized rate.
The last component of the portfolio is an investment we’ve had for a year-and-a-half. It’s a private commitment to a spin off from General Motors, again, a year and a half ago, in their commercial real estate business. We keep in constant touch with our partners. The company is very liquid. They have no debt maturing until March of 2009. They have no asset-backed funding. And we’re very pleased and confident that this business, or our investment in this business, will perform as expected.
The last item I’d like to discuss is the Tricadia hedge fund in which NYMAGIC has a $45 million investment. The investment in Tricadia has not changed in the last three months. There is a small, $5 million long position, and $5 million short position. Tricadia’s largest investment is a $30 million interest in Tiptree, which is 21% of Tiptree. Tiptree’s positions are virtually unchanged from the end of last quarter, and its investment results are positive according to our managers.
Tiptree will have its first quarterly statements produced in the next two to three weeks. I think it’s important to note that Tiptree, as NYMAGIC, is cash rich. It has just under $80 million in cash. This is due to the managers’ anticipation of financial dislocation and maintaining awareness to take advantage of opportunities as they unfold, again, over the intermediate or longer term.

GEORGE KALLOP: Thank you, Skip. Before I open it to questions, I’d just like to comment generally. On the insurance side, our focus continues to be writing good business. We are not going to write business just to write it. We continue to be focused on our bottom line, and I think our results show that we can be successful in that vein. On the investment side, we certainly as a company have benefited from our association with Mariner. They’ve done a fine job on the investment side. Hopefully you’ve got more detail on why we feel as confident of our position as we do. I do think that both at the Tiptree level, and at a corporate level here, we have plenty of fire power to capitalize on opportunities that we think may develop.
At this point I would be happy to open it for questions that any of you may have for anyone in the group here. Thank you.
OPERATOR: At this time, I would like to remind everyone if you would like to ask a question, please press star, then the number one on your telephone keypad. If any of you have a question, please press star one.
We will pause for a moment to compile the Q&A roster.
Your first question comes from the line of Alper Sungur, with Sidoti.
ALPER SUNGUR: Good morning.
GEORGE KALLOP: Good morning, Alper. How are you?
ALPER SUNGUR: Good. Thank you. There was a $1.2 million loss under equity and earnings of limited partnerships. Within that, what was the investment income from Tricadia.
THOMAS IACOPELLI: This is Tom Iacopelli.
ALPER SUNGUR: Hi, Tom.

THOMAS IACOPELLI. We had about $1 million of income from Tricadia for the quarter.
ALPER SUNGUR: OK. So the investment income from hedge funds basically was a loss of $2.2 million?
THOMAS IACOPELLI: That’s correct.
ALPER SUNGUR: OK. In the second conference call, I believe Skip stated that the certainty of returns on the hedge fund portfolio is four or five times greater than the certainty of returns on the S&P. Going forward, how would you quantify the level of certainty on your hedge fund portfolio?
GEORGE KALLOP: I’d just like to make one comment, and then I would like Skip to answer that question. We have about two dozen hedge funds. I think it’s worthwhile to comment that while the hedge fund returns for the quarter were negative, year to date they were very positive.
The other comment that I’d like to make is that while the hedge funds were negative, this was not the result of one or two funds going into major meltdown. These were small losses spread across a wide spectrum of funds, which is exactly what we would have expected given our target of diversification.
Skip, please add some more detail.
WILLIAM SHAW: Recent behavior just reinforces the notion that a diversified basket of hedge funds has, at a minimum, one fourth to one fifth the volatility of the S&P, and that continues to be the case. The recent past would just reinforce our view that on a risk-adjusted basis, a diversified basket of uncorrelated, market-neutral hedge funds is a better investment than a diversified basket of common stock.
ALPER SUNGUR: OK. In the excess workers’ compensation business, there was $3.8 million of net written premiums in the second quarter. What was that amount in the first quarter?

GEORGE KALLOP: Tom. Do you have the number?
THOMAS IACOPELLI: In terms of excess workers’ comp, we wrote gross premium for the quarter of about $3.5 million. The net premiums were probably close to $3 million for the quarter.
ALPER SUNGUR: Three million. OK. Thank you very much.
OPERATOR: Your next question comes from the line of Ross Haberman with Haberman Funds.
ROSS HABERMAN: Gentlemen, how are you?
GEORGE KALLOP: Good morning.
ROSS HABERMAN: Two questions. Your CDO exposure, where does that stand? And, in what bucket or what fund is the Tricadia or is it the Tiptree piece? I just seem to remember from the last Q that there was a $50-some odd million dollar CDO exposure. I was wondering where that is and what kind of mark, if any, was taken to it this past quarter.
WILLIAM SHAW: There is no CDO exposure in there and there hasn’t been for some time. In a number of years in the past, we have had extensive exposure to CDOs. But, prior to the unsettled financial landscape, we eliminated all our CDO exposure. We do have CLO exposure, collateralized loans, but not collateralized debt obligations.
ROSS HABERMAN: The CLOs, that exposure lies in what bucket?
WILLIAM SHAW: The CLO exposure is in the Tricadia hedge fund. There is a tiny exposure in the hedge fund itself, with a short of $5.5 million and a long of $5.5 million. The hedge funds investment in Tiptree, which is $30 million out of $139 million in investments. Tiptree has a little bit larger CLO exposure, but as I mentioned earlier, it’s quite small relative to the capitalization of the master limited partnership. Tiptree has $80 million in cash and again, Tiptree’s financial results for its first quarter of operations will be public within a couple weeks.
ROSS HABERMAN: Thank you. I have a quick question for George. George, given your stock price, how attractive is a buy-back today? I think you mentioned you had over $200 million of liquidity at the holding company — is that a likelihood in the coming weeks and months?
GEORGE KALLOP: Let me add a final comment on Tiptree, and then I’ll be happy to answer your question. One thing that is important to remember about the Tiptree entity is that it has substantial hedges in place. Actually, I think it’s over-hedged at this point, so that explains why it’s up overall in spite of all the turmoil that’s gone on, and I think that’s a credit to the investment managers of the Tiptree vehicle.
In terms of responding to your latest question, we are fully aware of the trading range for our stock. We are fully aware that our stock is traded below book value. We’re also aware, though that financial turmoil tends to create some pretty good investment opportunities and acquisition opportunities. We’re also aware of the fact that sometimes these take some time to fully develop, that timing is an important factor as well as the opportunity itself. We have considered it and discussed it internally, extensively, and the conclusion we’ve reached is that for now, we’re going to keep our powder dry. We have a lot of liquidity, we perceive there may well be some excellent opportunities and we collectively think that the interest of our shareholders is best served — for now — by keeping our powder dry and looking for some of these opportunities. There is a substantial amount of liquidity within the Tiptree vehicle, which is focused on the CLO/CDO structured credit market, and as I said, we have a lot of liquidity positioned at the holding company, which gives us free reign to do almost anything with it where we find great opportunities. I know I’ve heard from a number of shareholders, “why aren’t you buying back your stock?” We continue to think about it. I’m not saying we’re not going to do it, but for now, we’ve decided we’re going to see how this situation develops and believe that we may find some opportunities that will represent even greater long-term value for our shareholders.

ROSS HABERMAN: Thank you.
OPERATOR: Your next question comes from Blake Phillips with FPK CCW.
BLAKE PHILLIPS: Good morning. Let’s have a quick follow-up on Tricadia. Does that $1 million compare to the $6.3 million you guys had in the first half for income from Tricadia?
GEORGE KALLOP: That’s correct Blake. In total, I believe we reported about $7.3 million on a year-to-date basis for income from Tricadia.
BLAKE PHILLIPS: Is that slow-down indicative of the slow-down in originating and warehousing income that you’re getting from that investment? And, what should we see as long as the credit slow-down is going on?
WILLIAM SHAW: It represents a concerted effort to be very cautious in this unsettled environment. As I mentioned, we removed ourselves from the CDO business before it became tumultuous, and we’ve reduced our profile in the collateralized loan business. As I say, it’s a conservative and cautious approach, which we want to take and thus the reason for the large cash balance.
BLAKE PHILLIPS: Were there any deals originated in the quarter, or do you expect any to follow through anytime soon?
WILLIAM SHAW: The collateralized loan business is still functioning and, in fact, we have one in the works now. But in terms of forecasting what the opportunities for Tiptree and Tricadia will be, that’s very difficult to do. It’s a business that has new wrinkles in it almost weekly and we’ll just have to see how the landscape unfolds.
BLAKE PHILLIPS: What line was that $2 million of favorable development in?

THOMAS IACOPELLI: It was split. Approximately $500,000 was in other liability, which resulted from the novation of one of the two remaining excess workers’ compensation policies that we have, of which on a year-to-date basis, we’ve novated in total a profit of $6.5 million.
The rest of the favorable development occurred in the ocean marine line, primarily due to favorable loss trends that we’re seeing.
BLAKE PHILLIPS: Thanks a lot.
OPERATOR: The next question comes from the line of Scott Heleniak with Ferris Baker Watts.
SCOTT HELENIAK: Good morning.
GEORGE KALLOP: Good morning, Scott.
SCOTT HELENIAK: Do you have any plans to add new liability categories next year? I know you have excess workers’ comp and that’s doing well, and you mentioned professional liability. Do you have any other plans to expand that or just ramp up the two lines that you talked about?
GEORGE KALLOP: I’ll let Mark elaborate a little bit further, but we continue to look for new niche books of business. Mark is working on a number. I don’t think we want to get into specifics, just yet, but we continue to look for ways to expand our existing lines and quite frankly, we look for new lines. There are a fair number of things under consideration.
MARK BLACKMAN: Professional liability is a pretty broad range and within professional liability right now, we’re seeing some dislocation in the agent and broker professional liability line, and we’re taking advantage of that. Our strategy is to continue with things that make sense, and if necessary, run. But, every day we look at new proposals.
SCOTT HELENIAK: You mentioned acquisitions a couple of times, is that within the insurance business that you were referring to? Or could that be investment related?

GEORGE KALLOP: We’re open. We have a lot of fire power, both for traditional investment opportunities, if you will, as well as for acquisition opportunities. We’re just going to see how things develop. I’m not sure that we’re ready to jump in just yet. We’re watching the markets develop, but, I just wanted to make the point that it’s not like management is asleep here.
We know where the stock has been trading. We’re not ignoring that fact. But we have to choose among alternatives. And the path we’ve chosen is to keep our powder dry and look for some good opportunities which are hopeful. We’ll see.
SCOTT HELENIAK: OK. And, the decline in fixed income trading that was down big, obviously, is that mostly fees that you generate from CDOs and CLOs?
GEORGE KALLOP: It’s a mixture. I’ll let Skip elaborate further in a minute. There were some treasury trading profits, and a lot of it came from CDOs, which as Skip said, we backed away from before this turmoil really struck. Skip, do you want to give any more color on that?
WILLIAM SHAW: That is accurate. We have reduced our CDO activities. A year ago at this time we had a very successful six week window of trading opportunity in Treasuries, and we didn’t have that same degree of confidence, this time.
SCOTT HELENIAK: All right. Skip, not to beat the cash balance to death here, but has that changed much at all in October, or is that pretty much at the same level as it was at the end of September?
WILLIAM SHAW: It has changed hardly at all.
SCOTT HELENIAK: OK. Thank you.
OPERATOR: Your next question comes from the line of Craig Rothman with Millennium Partners.

CRAIG ROTHMAN: Thank you. What’s the state that you’re writing the excess workers’ comp in?
GEORGE KALLOP: It’s a variety of states.
CRAIG ROTHMAN: OK. Any large concentration in certain states? I just wanted to get a rough idea.
GEORGE KALLOP: Not really, it’s pretty diversified at this point.
CRAIG ROTHMAN: OK. How big do you see the opportunity to grow that business?
GEORGE KALLOP: Well, we certainly think there’s an opportunity to grow it further. How big it is, we’re not really sure. That’s kind of hard to say. I think that the best thing to say is we have been working very successfully with Midlands. We put a lot of premium on the books. We think it’s good premium. We certainly are very pleased with our ability to novate the prior book of business with CRM. I think that’s a testament to how we reserve this stuff and our understanding of it. And, I think it will be an important part of our business going forward. How big that may be, I think it remains to be seen.
CRAIG ROTHMAN: OK. Can you give us a better sense of a normalized run rate of investment income going into ’08?
WILLIAM SHAW: I think a normalized run rate projection at this point would be highly speculative given the unsettled financial conditions and the likelihood that they will persist for another, at least, month or two if not longer. But if I had to throw out a number, I’d say greater than six percent.
CRAIG ROTHMAN: OK. Have you gotten any feedback from the rating agencies in regard to volatility? Did they say anything in particular?

GEORGE KALLOP: We have spent a long time with A.M. Best discussing our portfolio and have made them comfortable with the composition of the baskets and most particularly, comfortable with the super senior triple A mortgages.
CRAIG ROTHMAN: OK. Lastly, in your E&O book on your 10-K, you guys have E&O business with title agents and home inspectors, are you seeing any issues there, just regarding specifically the title agents and some of the scrutiny we’re seeing on them?
MARK BLACKMAN: No. We haven’t seen claims activity yet. No.
CRAIG ROTHMAN: OK. Any exposure on the casualty side, or the D&O, or employment practices, as far as mortgage brokers or any other exposures relating to the housing industry?
MARK BLACKMAN: We had a book of small D&O and we withdrew from that last year. We did have a book of mortgage brokers, but we also withdrew from that before the market melted down.
CRAIG ROTHMAN: OK. Good. Thanks a lot guys.
OPERATOR: Again, if you would like to ask a question, please press star then the number one on your telephone keypad. You have a follow up question in queue from the line of Alper Sungur, with Sidoti.
ALPER SUNGUR: I have a follow up on excess workers’ comp. The production has been very strong year-to-date. I was wonder if you could comment on Midlands acquisition by PMA Capital in terms of future synergies for the excess workers’ comp business.
GEORGE KALLOP: Yes. First of all, we were advised in advance by Midlands that this transaction was about to take place. We talked about the future of the business and we have maintained contact with them on a regular basis. We are very comfortable and Midlands is very comfortable. We’re going to continue to work together on this. We presently have a three year plan in place to continue writing business with Midlands on pretty much the same lines that we’ve done before. So we are quite happy with our situation, Midlands is quite happy with the arrangement, their new parent is happy with the arrangement, and we expect to continue to write it for the foreseeable future.
ALPER SUNGUR: OK. Thank you.
OPERATOR: The next question comes from the line of Tim Won with Lake View Investment Group.
TIM WON: Good morning, guys.
GEORGE KALLOP: Good morning.
TIM WON: Two quick questions. First, can you really quickly go over the current mark to market of the Super Seniors, I think I missed something.
WILLIAM SHAW: How do you mean that?
TIM WON: Can you just go over exactly what you said before? I think I missed one of the sentences. It was marked $2 million below cost at the end of September. It’s since been remarked at what?
WILLIAM SHAW: Just another 18 cents in terms of price. At the end of September the average mark on the position was 98.2.
TIM WON: Not 98.02.
WILLIAM SHAW: It was 98.02 and now it’s 97.84.

TIM WAN: All right. Also, on Tiptree you mentioned that the financials won’t be coming out for two to three weeks. Was the investment all ready marked up on your books?
WILLIAM SHAW: No.
TIM WAN: No. OK.
WILLIAM SHAW: I just may add one comment, that I think is worth noting on our super seniors, I think the average yield on these things, at this point is something like six percent. So, we have an 18 cent mark down, but on the other hand, we’re continuing to make money every month on these things.
TIM WON: OK. Perfect. I think that’s it. Thanks, guys.
OPERATOR: Your next question comes from the line of Morris Propp.
MORRIS PROPP: Hi, George.
GEORGE KALLOP: Hi, Morris. How are you?
MORRIS PROPP: Good. You’ve talked about building a war chest and keeping your powder dry for opportunities?
GEORGE KALLOP: Yes.
MORRIS PROPP: I think your stock traded at 75% of book this morning. That means that somebody is willing to sell you your portfolio at 75 cents on the dollar. Somebody is willing to sell you your business for nothing. You have a modest buyback of $10 million and you have a war chest of upwards of 200 million?

GEORGE KALLOP: Well if you count Tiptree, but it is a separate vehicle, although we are a participant in that vehicle.
MORRIS PROPP: It seems that your Board is not really acting in your shareholders’ interest in this regard. As a shareholder, I am very disturbed that there has not been any action to buy back stock. I think it’s the best possible riskless investment you can make. I’m just not sure what this whole idea of keeping powder dry for an opportunity means.
GEORGE TRUMBULL: Hey, Morris. This is George Trumbull.
MORRIS PROPP: Hi, George.
GEORGE TRUMBULL: As you know, I’m Chairman of the Board, and I do take some umbrage with your statement. The Board has discussed and considered buybacks and I think the Board is a very sophisticated Board with significant experience in the markets, including Bill Michaelcheck, Skip Shaw and others who have significant trading experience. The view of the Board at this point in time is clearly that we are acting in the best interest of the shareholders. We do appreciate your comments on share buybacks, but I guarantee you we have considered it. At this point in time, we have made a judgment on what we consider to be in the best interest of the shareholders of the company.
MORRIS PROPP: Well, I appreciate your comments. Let me say that I’m probably as experienced as you are, and I have my own views, which may or may not agree with yours, and I’m entitled to express them.
GEORGE TRUMBULL: You are.
MORRIS PROPP: Let me finish. I have seen dozens of companies go out with the objective of getting bigger at the expense of creating value for shareholders. And, I’m hoping, based on your experience and your expertise, that you are not doing that.

GEORGE TRUMBULL: We are not doing that at this point in time, Morris. We’re being very thoughtful and judicious as we should be as a Board. I recognize that different individual shareholders may have different views. I think the views are well represented on the Board, and we’ve made a judgment on what we think is in the best interest of the shareholders.
MORRIS PROPP: OK. And again, you worry about an 18 cent mark on a bond, but in front of your eyes is the opportunity to buy your own shares at 80 cents, your own portfolio, your own bond portfolio, at 80 cents on the dollar. Quite frankly, your explanation doesn’t cut it.
GEORGE TRUMBULL: I appreciate your thoughts, Morris. Different people have different views.
MORRIS PROPP: OK. So, if I offered you a $1 for 80 cents, you would say you’re not interested, and you are saying that that’s in my interest as the Chairman of the Board.
GEORGE TRUMBULL: I’m responding to your comment that you don’t think the Board has considered it and I’m saying the Board...
MORRIS PROPP: I know you have considered it. I do know you have considered it. What I don’t understand is why you’re not acting on it.
GEORGE TRUMBULL: I am not, in this forum, Morris, going to get into all of the discussions that occur at the Board meeting. The Board understands its responsibility to shareholders. We have considered a share buyback and it made the judgment at this point in time, that we’re not going to do it. Things change quickly and that could change tomorrow. It could change next week. But, in the last discussion we had as a Board, the determination was we were not going to pursue a share buyback at this time, OK. We will consider it on a regular basis particularly given where our stock is trading.
MORRIS PROPP: OK. Then, my last comment to you and speaking as one sophisticated investor to another sophisticated investor, why on earth would I own shares in a company that won’t buy its own shares back at 80 % of hard book? I mean what’s the rationale there? It’s like, as I said in my letter to you, it’s like you’re not paying your rent.
GEORGE TRUMBULL: Morris, you’re a sophisticated investor. You’re free to make any decision you want to make about holding or not holding our stock. I don’t think holding or not holding our stock in most cases should be dependent on whether we want to pursue a share buyback and at what point in time the Board decides that’s in the best interests of the shareholders.
MORRIS PROPP: OK. And really, what is at the base of my concern is that you’re keeping your powder dry for something, and what my concern is that you use that powder to buy something that is of higher risk and lower quality than your existing portfolio, where you could buy your existing portfolio and you get your business for free at a 20 to 25 % discount. I don’t understand it, and I told you I would be asking this, and I would be asking for a reason.
GEORGE TRUMBULL: Yes, I understand that, Morris, and I am a large shareholder, and Mariner, through our options, is a large shareholder. We have a large stake in the company, and I can assure you that we’re not going to do something that we think is disadvantageous to shareholders because we have a significant interest in what happens to the company and its stock.
MORRIS PROPP: Not buying the shares back is a disservice to your shareholders.
GEORGE TRUMBULL: Well, I appreciate your view. I don’t think it’s productive to continue on this line. I answered your question as best I can. I have commented on the Board’s action, and I’ve said the Board will continue to evaluate and take a position on share buybacks.
MORRIS PROPP: OK. And let me leave by just urging your Board to revisit this and to understand that buying your portfolio of excellent quality securities at less than 80%, 80 cents on the dollar plus getting your business for free to me is a remarkable opportunity. I understand your position George, and I further want to say that I have great respect for your management ability and your investment expertise, and I feel it’s a privilege to invest alongside of you.
GEORGE TRUMBULL: Well, I thank you and hopefully you’ll be pleased with the performance of the stock and the performance of the company going forward, and we appreciate your comments and your support.
GEORGE KALLOP: If I could just add a comment, Morris. We’ve spoken before, and I’m aware of what your concerns are. We are aware of what your concerns are, and we will continue to assess what the right path is. One of the considerations that we continue to address, quite frankly, is we are not the biggest company in the world, and by engaging a share buyback, you shrink your capitalization, and from our perspective if anything we are smaller than we would like to be, smaller than we need to be to do such things as to get an S&P rating, for example. So it’s not altogether black or white, it’s not an easy decision to make.
The other comment I’ll make is that our feeling right or wrong was that some of the reaction to the trading value of the stock was uncertainty with regard to investment portfolio. We spent a lot of time in August trying to go through the chapter and verse on what the investments were. We’ve spent a lot of time today going through chapter and verse on what our investment portfolios are. Hopefully, you have a sense that the insurance side is doing quite well. I hope you have a sense that our investment portfolio is solid, and quite frankly, I don’t understand why the stock has traded as it has. We’re hoping that after this call we’ll see some better response. We don’t know, but we will continue to assess what the right path is and we may end up at the choice that we should do the buyback. We may end up continuing with what we’re doing, but I just want to assure you that this is a matter receiving lots of attention. The best way to leave it is for now we have a difference of opinion, but we are committed.
MORRIS PROPP: George, I have one follow-up to that. Speaking as sophisticated investor to sophisticated investor, normally if people saw this situation, a sophisticated person saw this situation, there would be, as I have said to you, a disconnect between your telling us how solid the portfolio is, and you’re not willing to buy that portfolio at 80 cents on the dollar. That is a disconnect, and it’s not that your authorization was so large, it would have even dented your war chest. It’s that you’re standing here and you and the Board are telling us that you have better things to do than buy your own business back at 80 cents on the dollar, and it doesn’t make sense. It doesn’t make sense.
GEORGE KALLOP: Well, with a limited buyback plan, if you will, how much advantage are we really going to gain?
MORRIS PROPP: The point is you’re telling everybody on this conference call that you’re solid, yet you won’t spend $10 million dollars to buy your stock back at 80% of book. What kind of message is that sending us?
GEORGE KALLOP: Well, I think probably the best way to leave this is that we don’t think it’s going to represent a material difference one way or the other, $10 million dollars if it’s 25 % below book value, that’s $2.5 million dollars. I mean, it’s just not material.
MORRIS PROPP: But for all of us who are sitting here saying to ourselves, everybody who’s sophisticated is saying to themselves, why is the company not buying their own stock back at 80% of book? Well, I know I am. I assume other people are as well. I hope they are.
GEORGE KALLOP: We understand, Morris, and we’ll certainly take your thoughts into consideration and we’ll continue to discuss this at the Board.
MORRIS PROPP: Thank you very much for your time.
GEORGE KALLOP: OK, Morris. Thank you.
OPERATOR: Again, if you would like to ask a question, please press star then the number one.
And sir, at this time, there are no further questions in queue.

GEORGE KALLOP: Everyone, thank you for your attention this morning. To recap, the insurance business is in fine shape, and I think our investment portfolio is in fine shape. The company is in an overall strong position and we look forward to our next call. We’re optimistic as we look down the road, and we hope that there will be great opportunities for our shareholders in the marketplace. We have plenty of ammunition to capitalize on those opportunities when we find them. In the meantime, we’re going to continue to develop our insurance business and carry on the successful investment policy we’ve maintained for the last five years. Thank you for your attention.
OPERATOR: This concludes today’s conference call. You may now disconnect.
END